SCHEDULE 14C
                  INFORMATION REQUIRED IN INFORMATION STATEMENT

             Information Statement Pursuant to Section 14(c) of the
                        Securities Exchange Act of 1934


Check the appropriate box:

[ ]  Preliminary Information Statement    [ ] Confidential, for use of
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                      Headliners Entertainment Group, Inc.
                 ----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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2)   Aggregate number of securities to which transaction applies:

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     Exchange Act Rule 0-11.  (Set forth the amount on which the filing fee is calculated and state how it was determined.)

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act
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                     HEADLINERS ENTERTAINMENT GROUP, INC.
                            501 Bloomfield Avenue
                         Montclair, New Jersey 07042


                            INFORMATION STATEMENT



To the Holders of Common Stock:


     The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the Common Stock of Headliners Entertainment Group, Inc., have given their written consent to a resolution adopted by the Board of Directors of Headliners to amend the certificate of incorporation of Headliners so as to effect a reverse split of Headliners Common Stock in the ratio of 1:1,000. We anticipate that this Information Statement will be mailed to shareholders of record on February 24, 2005. On or after March 17, 2005, the amendment to the Certificate of Incorporation will be filed with the Delaware Secretary of State and become effective.

     Delaware corporation law permits holders of a majority of the voting power to take shareholder action by written consent. Accordingly, Headliners will not hold a meeting of its shareholders to consider or vote upon the proposed amendment to Headliners' certificate of incorporation.



                       WE ARE NOT ASKING YOU FOR A PROXY.
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.



February 24, 2005                              EDUARDO RODRIGUEZ, President

                VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     We determined the shareholders of record for purposes of this shareholder action at the close of business on February 10, 2005 (the "Record Date"). On the Record Date, 500,000,000 shares of common stock, par value $0.001, were authorized. Each share of common stock is entitled to one vote. On the Record Date, there were 360,977,490 shares of common stock issued, outstanding and entitled to vote.

     Headliners has issued only one class of equity securities: its common stock. The following table sets forth information regarding the common stock beneficially owned (i) by any person who, to our knowledge, owned beneficially more than 5% of the common stock as of February 10, 2005 (ii) by all members of Headliners' Board of Directors, and (iii) by the directors and officers of Headliners as a group. None of the persons identified below owns any securities issued by Headliners other than the common stock listed below.

                                   Amount and
                                   Nature of
Name and Address                   Beneficial             Percentage
of Beneficial Owner(1)             Ownership(2)           of Class
------------------------------------------------------------------------
Eduardo Rodriguez                  123,533,404 (3)(4)        34.2%
Michael Margolies                   78,528,963 (4)(5)        21.8%

All Officers and Directors
 As a Group (2 persons)            199,785,155 (3)(4)        55.3%

Kevin Waltzer                       41,427,000               11.5%
 17 Larkspur Lane
 Newtown, PA 18940
     ____________________________________

     (1) Except as noted, the address of all shareholders is c/o Headliners Entertainment Group, Inc., 501 Bloomfield Avenue, Montclair, NJ 07042
     (2)  All shares are owned of record unless otherwise indicated.
     (3)  Includes 90,000,000 shares owned by The Rodriguez Family Trust.
          The Trustee of the Rodriguez Family Trust is Mr. Rodriguez' spouse, and the beneficiaries of the Trust are Mr. Rodriguez' spouse and children. Also includes 30,000,000 shares owned by Kevin Waltzer, who has given Mr. Rodriguez an irrevocable proxy to vote his shares at any meeting of shareholders.
     (4) The shares beneficially owned by Messrs. Rodriguez and Margolies each include 1,638,606 shares owned of record by Rodmar Holdings, LLC and 638,606 shares owned of record by Marod Holdings, LLC. Mr. Rodriguez and Mr. Margolies are the two Managers of Rodmar and of Marod. Mr. Rodriguez' wife owns a 50% interest in Rodmar and a 50% interest in Marod in trust for their minor children. The remaining 50% interest in each LLC is owned by The Margolies Family Trust. The Trustee of the Margolies Family Trust is Mr. Margolies' spouse, and the beneficiaries of the Trust are Mr. Margolies' spouse and children.
     (5)  Includes 75,000,000 shares owned by The Margolies Family Trust.

               AMENDMENT OF THE  CERTIFICATE OF INCORPORATION
             TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK

     The Board of Directors of Headliners Entertainment Group has unanimously adopted a resolution to file an amendment to Headliners' Certificate of Incorporation that will effect a reverse split of Headliners' common stock at the ratio of 1:1,000 (the "Reverse Split"). The holders of shares representing a majority of Headliners common stock have given their written consent to the resolution. Under Delaware corporation law, the consent of the holders of a majority of the shares is effective as shareholders' approval. We will file the Amendment with the Secretary of State of Delaware on or after March 17, 2005, and it will become effective on the date of such filing (the "Effective Date").

     The Amendment to the Certificate of Incorporation provides that each 1,000 shares of common stock outstanding on the Effective Date will be exchanged for one post-Reverse Split share of Headliners common stock ("New Common Stock"). No fractional shares or scrip will be issued; rather, shareholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will receive cash based on a price of $8.00 per share.

                Reasons for Approving the Reverse Stock Split

     Headliners requires additional financing to fund its plan for continued growth. The Board of Directors has reviewed various alternatives for additional financing and has come to the conclusion that an increase in the market price of the common stock may enhance the marketability of the common stock and so improve Headliners' prospects for obtaining additional financing. It is hoped that the Reverse Split will increase the per share market price of the common stock. There is, however, no assurance that the market price will increase, or that it will not return to its current levels after the Reverse Split.

     Recently, the market price for Headliners' common stock has been only pennies per share. Many brokerage firms are reluctant to recommend lower-priced stocks to their clients. The policies and practices of some brokerage houses tend to discourage individual brokers within those firms from dealing in lower priced stocks. Additionally, the brokerage commission on the purchase or sale of stock with a relatively low per share price generally tends to represent a higher percentage of the sales price than the brokerage commission charged on a stock with a relatively high per share price. The Board of Directors believes that these issues are best addressed by an increase in the inherent value per share of common stock that will occur as a result of the Reverse Split. The Board believes that, absent the Reverse Split, Headliners is not likely to obtain any additional financing. Accordingly, the Board believes that the proposed Reverse Split is essential to Headliners' prospects for raising additional financing through the sale of its common stock or derivative securities.

                    General Effect of the Reverse Split

     The New Common Stock will not be different from the common stock held by Headliners' shareholders prior to the Reverse Split. The holders of the New Common Stock will have the same relative rights following the Effective Date as they had before the Effective Date.

     The table below shows the effect of the Reverse Split on the aggregate
number of common shares outstanding at February 10, 2005.   The column labeled
"After Reverse Split" does not reflect any adjustments that may result from the repurchase of fractional shares. We cannot calculate at this time the number of fractional shares that will result from the Reverse Split.

                                 Prior to         After
                                 Reverse Split    Reverse Split
                                 -------------    -------------
Shares of Common Stock:
     Authorized                   500,000,000       500,000,000
     Issued and outstanding       360,977,490           360,977
     Available for issuance       139,225,510       499,639,023
     Par value per share              $ 0.001           $ 0.001


     The Reverse Split will increase the number of shares available for issuance by the Board of Directors to 499,639,023. The Board of Directors will be authorized to issue the additional 360,413,513 common shares without having to obtain the approval of Headliners' shareholders. Delaware law requires that the Board use its reasonable business judgment to assure that Headliners obtains "fair value" when it issues shares. Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in Headliners. The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the current market value of Headliners common stock.

     The Reverse Split, with the resulting increase in the number of shares available for issuance, is not being done for the purpose of impeding any takeover attempt, and Management is not aware of any person who is acquiring or plans to acquire control of Headliners. Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of Headliners. In the event that a non-negotiated takeover were attempted, the private placement of stock into "friendly" hands, for example, could make Headliners unattractive to the party seeking control of Headliners. This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

      Exchange of Stock Certificates and Liquidation of Fractional Shares

     On the Effective Date the outstanding certificates representing shares of Headliners' common stock will be automatically converted into certificates representing shares of New Common Stock. Every shareholder who surrenders a certificate representing shares of common stock to Headliners' transfer agent will receive a certificate representing the appropriate number of shares of New Common Stock, together with a cash payment in lieu of a fractional share, if any. Headliners' transfer agent is:

                     Interwest Transfer Company, Inc.
                     1981 East 4800 South, Suite 100
                         Salt Lake City, UT 84117
                        Telephone: (801) 272-9294
                           Fax: (801) 277-3147


                          No Dissenters Rights

     Under Delaware law, shareholders are not entitled to dissenters' rights with respect to the Reverse Split.

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